UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

November 22, 2016
Date of Report (date of earliest event reported)

GIGPEAK, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-35520	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

130 Baytech Drive
San Jose, CA 95134
(Address of principal executive offices)

(408) 522-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 6, 2016, on April 5, 2016, GigPeak, Inc. (the “Company”) completed its acquisition of Magnum Semiconductor, Inc. (“Magnum”) pursuant to the terms of an Agreement and Plan of Merger dated as of April 1, 2016 (the “Merger Agreement”). The Merger Agreement was previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K as filed with the SEC on April 4, 2016. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement. Pursuant to the Merger Agreement, as consideration for the acquisition, the Company paid a combination of shares of the Company’s common stock and cash, of which 2,323,009 shares of the Company’s common stock, with a value of $6.0 million using the Parent Common Valuation remains in escrow for a period of up to at least 12 months and relates to certain indemnification obligations of Magnum’s former equity holders. Of this $6.0 million, $5.0 million will be held for a period of up to at least 12 months, with the remainder held for an additional 12 months.

After the end of this fiscal year’s second quarter, in June 2016, the Company submitted a claim to the Stockholder Representative for a net working capital adjustment pursuant to the terms of the Merger Agreement with Magnum, as disclosed in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 26, 2016 and September 25, 2016, as filed with the SEC on August 5, 2016 and November 2, 2016, respectively. The Company and the Stockholder Representative have on November 22, 2016 agreed on the amount of the net working capital adjustment in satisfaction of that claim. As a result, on that date joint instructions were given by the Company and the Stockholder Representative to the Escrow Agent to release 1,079,388 shares of the Company’s common stock, representing $2,787,950 using the Parent Common Valuation (the “Award Amount”), to the Company from the Escrow Fund.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGPEAK, INC.

By:	/s/ Dr. Avi Katz
Name: Dr. Avi Katz
Title: Chief Executive Officer

Date: November 29, 2016